Issuer Free Writing Prospectus
dated May 13, 2021
(To Prospectus dated May 11, 2021)
Filed Pursuant to Rule 433 Registration Statement No. 333-255762

GREENBROOK TMS PROVIDES UPDATE ON PUBLIC OFFERING

Toronto, Canada – May 13, 2021 – Greenbrook TMS Inc. (TSX: GTMS) (NASDAQ: GBNH) (“Greenbrook” or the “Company”) today announced that, due to market conditions, pricing for its previously-announced equity offering (the “Offering”) will be temporarily delayed.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities, nor will there be any sale of the securities in any province, state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such province, state or jurisdiction. The Company has filed a short form base PREP prospectus (the “Prospectus”) in Canada and a registration statement (including a prospectus) on Form F-10 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”), to which the Offering relates. The Company expects to amend the Prospectus and the Registration Statement prior to the Offering. Accordingly, these securities may not be sold, nor may offers to buy be accepted, prior to the time the amended Prospectus is filed in Canada and the Registration Statement (as amended) becomes effective. Before you invest, you should read the prospectus in that Registration Statement and the other documents the Company has filed with the SEC for more complete information about the Company and the Offering to which this communication relates. You may obtain these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov or by contacting the offices of Stifel, Nicolaus & Company, Incorporated Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, CA 94104, by telephone at (415) 364-2720, or by email at syndprospectus@stifel.com. Prospective Canadian investors may obtain a copy of the Canadian Prospectus from Stifel Nicolaus Canada Inc. care of the Stifel, Nicolaus & Company, Incorporated details referred to above. Prospective Canadian investors should clearly indicate in their request that they are a Canadian prospective investor and are requesting a copy of the Canadian Prospectus. The securities to be offered in the Offering have not been nor will be approved or disapproved by any regulatory authority, nor has any such authority passed upon, nor will pass upon, the accuracy or adequacy of the Prospectus or the Registration Statement.

About Greenbrook TMS Inc.

Operating through 128 Company-operated treatment centers, Greenbrook is a leading provider of Transcranial Magnetic Stimulation (“TMS”) therapy, an FDA-cleared, non-invasive therapy for the treatment of Major Depressive Disorder and other mental health disorders, in the United States. TMS therapy provides local electromagnetic stimulation to specific brain regions known to be directly associated with mood regulation. Greenbrook has provided more than 620,000 TMS treatments to over 17,000 patients struggling with depression.

For further information contact:

Glen Akselrod

Investor Relations

Greenbrook TMS Inc.

Email: investorrelations@greenbrooktms.com

Phone: 1-855-797-4867

Forward-Looking Statements:

Certain information in this press release, including with respect to the Offering and continued marketing efforts in respect thereof, constitutes forward-looking information within the meaning of applicable securities laws in Canada and the United States, including the United States Private Securities Litigation Reform Act of 1995. In some cases, but not necessarily in all cases, forward-looking information can be identified by the use of forward-looking terminology such as “plans”, “targets”, “expects” or “does not expect”, “is expected”, “an opportunity exists”, “is positioned”, “estimates”, “intends”, “assumes”, “anticipates” or “does not anticipate” or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might”, “will” or “will be taken”, “occur” or “be achieved”. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances contain forward-looking information. Statements containing forward-looking information are not historical facts but instead represent management’s expectations, estimates and projections regarding future events.

Forward-looking information is necessarily based on a number of opinions, assumptions and estimates that, while considered reasonable by the Company as of the date of this press release, are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, level of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking information, including but not limited to the factors described in greater detail in the “Risk Factors” section of the Company’s current annual information form and in the Company’s other materials filed with the Canadian securities regulatory authorities and the SEC from time to time, available at www.sedar.com and www.sec.gov, respectively, including the Prospectus and the Registration Statement. These factors are not intended to represent a complete list of the factors that could affect the Company; however, these factors should be considered carefully. There can be no assurance that such estimates and assumptions will prove to be correct. The forward-looking statements contained in this press release are made as of the date of this press release, and the Company expressly disclaims any obligation to update or alter statements containing any forward-looking information, or the factors or assumptions underlying them, whether as a result of new information, future events or otherwise, except as required by law.